Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

November 20, 2015

Par Pacific Holdings, Inc.

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel to Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the Company’s Registration Statement on Form S-3, File No. 333-204597 (the “Registration Statement”). The Prospectus Supplement relates to the issuance by the Company of up to 3,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the terms of a series of a Subscription Agreement dated November 20, 2015 among the Company and the purchasers identified therein (the “Subscription Agreement”).

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the Restated Certificate of Incorporation and the Second Amended and Restated Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; (iii) the Prospectus Supplement; (iv) the Subscription Agreement; and (v) corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the Subscription Agreement against payment therefor, will be validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares were issued in compliance with all applicable state securities or blue sky laws.

Par Pacific Holdings, Inc.

November 20, 2015

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP